Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Inamed Corporation:
     We have audited the accompanying consolidated balance sheets of Inamed Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005. In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedule. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inamed Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Inamed Corporation’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 22, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
/s/ KPMG LLP
Los Angeles, California
March 22, 2006

INAMED CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2005 and 2004
(millions, except par value)

	December 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$111.7	$107.2
Short-term investments	—	23.1
Trade accounts receivable, net of allowances of $15.2 and $18.7 in 2005 and 2004, respectively	78.7	69.2
Inventories, net	63.3	56.0
Prepaid expenses and other current assets	13.2	13.5
Income taxes receivable	4.8	—
Deferred income taxes	6.3	10.2

Total current assets	278.0	279.2

Property and equipment, net	64.4	62.5
Goodwill	136.2	151.9
Other intangible assets, net	46.5	50.9
Deferred income taxes	22.0	22.8
Other assets	1.3	2.8

Total assets	$548.4	$570.1

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5.0	$12.5
Accounts payable	33.3	20.8
Income taxes payable	0.4	6.2
Accrued liabilities and other	40.0	41.5

Total current liabilities	78.7	81.0

Long-term debt, net of current portion	—	10.0
Other long-term liabilities	19.4	32.8
Commitments and contingencies (see notes 18 and 20)
Stockholders’ equity:
Common stock, $0.01 par value; authorized 100.0 shares; issued and outstanding 36.9 and 35.9 shares for 2005 and 2004, respectively	0.4	0.4
Additional paid-in capital	292.2	244.8
Retained earnings	165.8	192.0
Deferred compensation	(8.5)	(4.8)
Accumulated other comprehensive income	0.4	13.9

Total stockholders’ equity	450.3	446.3

Total liabilities and stockholders’ equity	$548.4	$570.1

See accompanying notes to consolidated financial statements.

INAMED CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
For the Three Years Ended December 31, 2005
(millions, except per share data)

	2005	2004	2003
Net sales	$437.8	$384.4	$332.6
Cost of goods sold	120.8	107.8	98.8

Gross profit	317.0	276.6	233.8

Operating expenses:
Selling, general and administrative	188.4	169.8	135.8
Research and development	38.8	28.8	21.5
Restructuring charges	(0.7)	—	—
Amortization of intangible assets	5.4	5.0	4.0

Total operating expenses	231.9	203.6	161.3

Operating income	85.1	73.0	72.5

Other (expense) income:
Net interest income (expense) and debt costs	2.7	0.5	(9.4)
Foreign currency transaction (losses) gains, net	(0.6)	0.1	(0.1)
Merger expense (Note 1)	(91.7)	—	—
Royalty income and other income	3.8	4.7	4.2

Total other (expense) income, net	(85.8)	5.3	(5.3)

(Loss) income before income tax expense	(0.7)	78.3	67.2
Income tax expense	25.5	15.2	14.2

Net (loss) income	$(26.2)	$63.1	$53.0

Net (loss) income per share of common stock:
Basic	$(0.72)	$1.77	$1.54

Diluted	$(0.72)	$1.75	$1.51

Weighted average shares outstanding:
Basic	36.3	35.6	34.5

Diluted	36.3	36.0	35.2

See accompanying notes to consolidated financial statements.

INAMED CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
For the Three Years Ended December 31, 2005
(millions)

						Accumulated
	Common Stock		Additional			Other	Total
	(Issued)		Paid-in	Retained	Deferred	Comprehensive	Stockholders’
	Shares	Amount	Capital	Earnings	Compensation	Income (Loss)	Equity
Balance, December 31, 2002	32.9	$0.3	$164.8	$76.0	$—	$(8.4)	$232.7

Comprehensive income:
Net income				53.0			53.0
Translation adjustment						10.2	10.2
Unrealized gain on interest rate swap agreement						0.4	0.4
Realization of loss on interest rate swap agreement						3.6	3.6

Total comprehensive income							67.2
Cash paid for fractional share impact of stock split				(0.1)			(0.1)
Restricted stock grant	0.1		7.0		(7.0)		—
Employee stock purchase plan	0.1		1.9				1.9
Amortization of stock compensation					0.1		0.1
Exercise of stock options	2.2	0.1	31.3				31.4
Tax benefit of option exercises			18.3				18.3

Balance, December 31, 2003	35.3	0.4	223.3	128.9	(6.9)	5.8	351.5

Comprehensive income:
Net income				63.1			63.1
Translation adjustment						8.1	8.1

Total comprehensive income							71.2
Employee stock purchase plan	0.1		4.2				4.2
Amortization of stock compensation					2.1		2.1
Exercise of stock options	0.5		10.5				10.5
Tax benefit of option exercises			6.8				6.8

Balance, December 31, 2004	35.9	0.4	244.8	192.0	(4.8)	13.9	446.3

Comprehensive loss:
Net loss				(26.2)			(26.2)
Translation adjustment						(13.5)	(13.5)

Total comprehensive loss							(39.7)
Restricted stock grant	0.1		7.2		(7.2)		—
Employee stock purchase plan	0.1		4.3				4.3
Amortization of stock compensation					3.5		3.5
Exercise of stock options	0.8		24.3				24.3
Tax benefit of option exercises			11.6				11.6

Balance, December 31, 2005	36.9	$0.4	$292.2	$165.8	$(8.5)	$0.4	$450.3

See accompanying notes to consolidated financial statements.

INAMED CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Three Years Ended December 31, 2005, 2004, and 2003
(millions)

	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$(26.2)	$63.1	$53.0
Non-cash elements included in net income (loss):
Depreciation and amortization	15.4	13.9	15.3
Tax benefit from stock option exercises	11.6	6.8	18.3
Deferred income taxes	4.4	10.4	(5.0)
Non-cash compensation	3.5	2.1	0.1
Provision for doubtful accounts	1.9	3.0	7.3
Other non-cash elements included in net income (loss)	0.4	0.3	2.3
Changes in operating assets and liabilities:
Trade accounts receivable	(15.9)	(7.2)	(20.5)
Inventories	(9.5)	(8.3)	(2.0)
Prepaid expenses and other current assets	(0.1)	(2.8)	2.4
Other assets	1.7	6.3	8.4
Accounts payable	13.0	(2.8)	0.8
Income taxes payable	(4.1)	(4.8)	(3.0)
Income taxes receivable	(4.8)	—	—
Accruals and other long-term liabilities	0.6	(9.3)	(2.2)

Net cash (used in) provided by operating activities	(8.1)	70.7	75.2

Cash flows from investing activities:
Purchase of property and equipment	(14.5)	(18.7)	(12.1)
Purchase of investments	(130.1)	(30.2)	—
Proceeds from maturites of investments	98.6
Proceeds from sale of investments	54.2	6.8	—
Purchase of intangibles	(1.0)	(11.1)	(4.8)

Net cash provided by (used in) investing activities	7.2	(53.2)	(16.9)

Cash flows from financing activities:
Proceeds of long-term debt	—	—	65.0
Principal repayment of long-term debt	(17.5)	(10.0)	(116.2)
Payment of deferred loan costs	—	—	(1.3)
Issuance of common stock	28.6	14.7	33.2
Payment of cash dividend	—	—	(0.1)

Net cash provided by (used in) financing activities	11.1	4.7	(19.4)

Effect of exchange rate changes on cash	(5.7)	4.5	2.3
Change in cash and cash equivalents:
Net increase in cash and cash equivalents	4.5	26.7	41.2
Cash and cash equivalents at beginning of year	107.2	80.5	39.3

Cash and cash equivalents at end of year	$111.7	$107.2	$80.5

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$0.8	$1.3	$8.1

Income taxes	$16.9	$5.8	$5.1

Non-cash investing and financing activities:
Amortization of discount on investments	$0.1	$0.3	$—

Reversal of deferred tax liability and goodwill	$14.6	$—	$—

See accompanying notes to consolidated financial statements.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(millions)
NOTE 1—DESCRIPTION OF BUSINESS
The Company
     Inamed Corporation, a Delaware corporation, is a global healthcare company that develops, manufactures, and markets a diverse line of products that enhance the quality of people’s lives. We have three principal product lines (which, for financial reporting purposes, are considered to be one segment): breast aesthetics (consisting primarily of breast implants and tissue expanders for use in plastic and reconstructive surgery); facial aesthetics (consisting primarily of collagen and hyaluronic acid-based dermal fillers for use in facial rejuvenation); and obesity intervention (consisting of products for use in treating severe and morbid obesity). Our manufacturing locations are in California, Costa Rica, and Ireland, and our administrative support functions are principally in California and Ireland. We sell our products through our staff of sales representatives in the U.S. and in our wholly owned foreign subsidiaries and, in certain countries, through independent distributors.
     In March 2005, Inamed announced the execution of a merger agreement, by and among Inamed, Medicis Pharmaceutical Corporation (Medicis), and Masterpiece Acquisition Corporation, a wholly-owned subsidiary of Medicis. Under the merger agreement, Inamed would have been merged with and into Masterpiece Acquisition Corporation. Under the terms of the transaction, Inamed stockholders would have received 1.4205 shares of Medicis common stock and thirty dollars in cash for each share of Inamed common stock upon consummation of the proposed merger.
     On November 14, 2005, Inamed received a letter containing an unsolicited preliminary non-binding proposal from Allergan, Inc. (Allergan) to acquire all outstanding shares of Inamed for a per share consideration of $84.00 in cash or 0.8498 of a share of Allergan common stock, at the election of the holder, subject to proration such that the total value of the consideration payable would be $1.45 billion in cash and 17.9 million shares of Allergan. The proposal stated that it was subject to the satisfactory completion of limited due diligence and the execution of a mutually acceptable definitive agreement. On November 21, 2005, Allergan filed with the SEC the Schedule TO and the Registration Statement, including the Prospectus, and formally commenced its exchange offer.
     On December 13, 2005, Inamed, Medicis and Masterpiece Acquisition Corporation entered into a merger termination agreement (the “Termination Agreement”), which provides that the Medicis merger agreement terminated effective immediately upon the parties’ execution of the Termination Agreement and Medicis’ receipt from Inamed of a $90.0 termination fee and an additional $0.5 in expense reimbursement fees. Inamed paid these termination and expense reimbursement fees in full on December 13, 2005. On the same date, Inamed also announced that its Board of Directors had unanimously determined to recommend that Inamed stockholders tender their shares to Allergan upon execution by Inamed of a definitive agreement and plan of merger between Inamed and Allergan. On December 15, 2005, Inamed announced that its Board of Directors had unanimously approved the definitive agreement and Plan of Merger.
     On December 20, 2005, Inamed and Allergan executed a definitive agreement and plan of merger. Pursuant to the definitive merger agreement and consistent with the exchange offer previously commenced by Allergan, Allergan will exchange for each outstanding common share of Inamed, either $84.00 in cash or 0.8498 of a share of Allergan common stock, at the election of the holder. Elections of Inamed

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
stockholders are subject to proration as described in Allergan’s Form S-4 initially filed with the Securities and Exchange Commission (SEC) on November 21, 2005, and subsequently amended, so that 45% of the aggregate Inamed shares tendered will be exchanged for cash and 55% of the aggregate Inamed shares tendered will be exchanged for shares of Allergan common stock.
     On December 20, 2005, Inamed also entered into a termination agreement with Ipsen Ltd. Effective upon the consummation of Allergan’s acquisition of Inamed which occurred March 17, 2006, Ipsen has taken back its rights to the botulinum toxin Type A product Reloxin, and Inamed and Ipsen have released each other of all obligations under the distribution agreement regarding Reloxin. As a result of the termination agreement, Inamed will receive a $10.0 payment from Ipsen.
     The exchange offer expired at 12:00 midnight Eastern Time on Friday, March 17, 2006, at which time 34,971,207 shares, representing approximately 94.7%, of Inamed’s outstanding common stock had been tendered. As Allergan has received tenders representing at least 90% of the outstanding Inamed common stock, Allergan intends to complete the acquisition through a short-form merger under Delaware law.
     During the twelve months ended December 31, 2005, Inamed incurred approximately $110.4 of costs related to the merger transactions, primarily for the termination fee to Medicis, legal and other professional fees. Of the $110.4 , $91.7 was recorded in merger expense and $18.7 was recorded in selling, general and administrative expenses.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
     The consolidated financial statements include the accounts of Inamed and its subsidiaries after elimination of all significant intercompany accounts and transactions.
Reclassifications
     Certain items in the prior years’ consolidated financial statements have been reclassified to conform to the current year presentation. Included in these reclassifications is the reclassification of royalty expense from selling, general and administrative expense to cost of goods sold on the income statement.
Critical Accounting Policies and Estimates
     The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires Inamed to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. Inamed bases its estimates on historical and anticipated results and trends and on various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.
Cash and Cash Equivalents
     Cash and cash equivalents consist principally of cash in banks and highly liquid debt instruments purchased with original maturities of three months or less. Inamed maintains balances in highly-qualified financial institutions. In the U.S., these balances at times are in excess of federally insured limits.
Investments
     In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and Emerging Issues Task Force (EITF) No. 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” the Company classifies its securities as held-to-maturity and reports them at cost without recognizing any unrealized gains or losses. Because of the Company’s cash position and the short-term nature of the maturities, the Company has the positive intent and ability to hold these securities to their maturity dates. Securities that mature in three months or less are classified as cash equivalents. Those that mature over three months but within one year are classified as short-term investments. The Company invests in high quality corporate debt securities and the cost of securities sold is based on the specific identification method.
     In December 2005, the Company sold its entire portfolio of short-term held-to-maturity securities, $54.2 net of unamortized discounts, to pay the Medicis termination fee. The Company recognized a loss of $0.1 in relation to the sales. In accordance with SFAS No. 115, an entity may sell held-to-maturity securities without calling into question its intent to hold other securities to maturity if the sale is due to an event which is isolated, nonrecurring, and unusual for the reporting entity and could not have reasonably been anticipated. The Company believes the merger termination fee met the aforementioned SFAS No. 115 criteria. See Note 1 regarding the proposed merger with Medicis, the Allergan offer, and the subsequent termination of the Medicis merger agreement.
     The gross unrealized losses on the Company’s investments were $0.0 and $0.5 at December 31, 2005 and 2004, respectively.
     The Company may, from time to time, invest in equity instruments of privately-held companies which are typically for business and strategic purposes, which at December 31, 2005 and 2004 were $0.0. These investments are included in other long-term assets and are accounted for under the cost method when ownership is less than 20% and when we do not have the ability to exercise significant influence over operations. These investments are accounted for under the equity method when ownership is greater than 20% or when we have the ability to exercise significant influence. The Company records an investment impairment charge when it believes an investment has experienced a decline in value that is other than temporary. Adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investment that may not be reflected in an investment’s current carrying value, thereby possibly requiring an impairment charge.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
Fair Value of Financial Instruments
     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term maturities. The amounts presented for long-term debt approximate fair value because the interest rate adjusts periodically based on current market rates.
Allowance for Doubtful Accounts
     Inamed maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of Inamed’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.
Inventories
     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. The Company provides valuation reserves for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. The Company capitalizes inventory costs associated with certain product candidates prior to regulatory approval, based on its judgment of probable future commercialization. As of December 31, 2005, Inamed holds no inventory for product candidates not yet approved by regulatory agencies.
Current Vulnerability Due to Certain Concentrations
     Inamed has sole or limited sources of supply for certain raw materials and finished goods that are significant. A change in suppliers could cause a delay in manufacturing and a possible loss of sales, which would adversely affect operating results.
Property and Equipment
     Property and equipment are carried at cost less accumulated depreciation. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years, except for leasehold improvements which are depreciated over the life of the lease. Depreciation of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Maintenance and repairs are charged to operations as incurred, while significant improvements are capitalized. Asset retirements and dispositions are accounted for in accordance with SFAS No. 144 “Accounting for the Impairment and Disposal of Long Lived Assets” as described below.
Accounting for Long-Lived Assets
     Inamed accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, which classifies long-lived assets as either (1) to be held and used, (2) to be disposed of by other

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
than sale, or (3) to be disposed of by sale. This standard uses a probability-weighted cash flow estimation approach to address situations where alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated for the amount of possible future cash flows. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Factors the Company considers important that could trigger an impairment review include substantial operating losses, significant negative industry trends and significant changes in how it uses an asset. Upon the determination that an impairment review is required, the Company compares the carrying amounts of the long-lived asset to its fair value, which is determined using an undiscounted cash flow model. This model requires estimates of future revenues, profits, capital expenditures, working capital and other relevant factors. These amounts are estimated by evaluating historical trends, current budgets, operating plans, and industry data. If the assets are considered to be impaired, the impairment charge is the amount by which the asset’s carrying value exceeds its fair value. As with all cash flow models there is an inherent subjectivity. The assumptions listed above could be different from actual results which would in turn create a different valuation. If these assumptions change in the future, the Company may be required to record impairment charges for those assets. With the exception of the manufacturing consolidation that commenced in 2002 (see Note 3), Inamed does not believe that any such changes have taken place. The Company will continue to monitor its long lived asset balances and conduct formal tests when impairment indicators are present.
Goodwill and Other Intangible Assets
     Goodwill represents the excess of cost over the fair value of identifiable net assets of businesses acquired. Other intangible assets consist primarily of purchased technology and patents. The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill is not amortized, but is tested for impairment on an annual basis as of October 31, or more frequently as impairment indicators arise. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated. In accordance with SFAS No. 142, the Company evaluates the fair value of the reporting unit in relation to its carrying value, including goodwill. As long as the fair value of the reporting unit exceeds its carrying value and no specific circumstances indicate a loss in value for goodwill, no impairment charge will be recognized. If the fair value of the reporting unit is less than its carrying value, the Company will measure the amount of the impairment loss and record an impairment charge based on an undiscounted cash flow model. Other definite-life intangible assets are amortized using the straight-line method over their estimated useful lives of three to twenty-one years and are evaluated for impairment under SFAS No. 144.
     License and distribution rights—In the normal course of business, the Company enters into collaborative license and distribution contracts. These collaborative agreements frequently require the Company to pay up-front fees and milestone payments, some of which are significant. When the Company pays an up-front or milestone payment for these license and distribution rights, management evaluates the stage of the acquired technology’s development to determine the appropriate accounting treatment. Payments for these rights made in advance of regulatory approval are evaluated for capitalization based upon certain factors including: the contract, alternative future uses, the expected launch date of the

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
product, the market acceptance of the product in other countries, competitive product information (including products using the same compounds, similar compounds, or products used for the same application), level of development, clinical experience and regulatory information. Payments made to third parties subsequent to regulatory approval are capitalized. Capitalized rights are stated at cost, less accumulated amortization, and are amortized using the straight-line method over their estimated useful lives of ten to twenty-one years. Significant changes to any of the factors above may result in a reduction in the useful life of the license and an acceleration of related amortization expense. License rights are assessed periodically for impairment, in accordance with SFAS No. 144.
Product Warranties
     The Company has an accrual for warranty programs for breast implant sales in the United States, Europe, and certain other countries. Management estimates the amount of potential future claims from these warranty programs based on actuarial analyses. Expected future obligations are determined based on the history of product shipments and claims; and are discounted to a current value. The liability is included in both the current and long-term liabilities in the balance sheet (see Notes 7 and 8). The U.S. plan, in most cases, provides lifetime product replacement and one thousand two hundred dollars of financial assistance for surgical procedures within ten years of implantation. The warranty programs in non-U.S. markets have similar terms and conditions to the U.S. plan. The Company does not currently offer a warranty on its facial or health products and therefore no amount is included in the liability for those products. The Company does not warrant any level of aesthetic result and, as required by government regulation, makes extensive disclosures concerning the risks of the use of its products and implantation surgery. Changes to actual warranty claims incurred and interest rates could have a material impact on the actuarial analysis which could materially impact Inamed’s reported expenses and results of operations. Substantially all of the product warranty liability arises from the U.S. warranty program.

Accrued
Warranty
Balance at December 31, 2002	$9.5
Accruals for warranties issued during the period	5.0
Settlements made during the period	(4.1)

Balance at December 31, 2003	$10.4
Accruals for warranties issued during the period	4.9
Settlements made during the period	(3.3)

Balance at December 31, 2004	$12.0
Accruals for warranties issued during the period	6.5
Settlements made during the period	(3.9)

Balance at December 31, 2005	$14.6

Revenue Recognition
     Inamed recognizes product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition” and SFAS No. 48 “Revenue Recognition When Right of Return Exists.” Revenue is recognized when all four of the following criteria

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred and all significant contractual obligations have been satisfied; (iii) the fee is fixed or determinable; and (iv) collection is considered probable. Appropriate reserves are established for anticipated returns and allowances based on historical experience. Inamed recognizes revenue when title to the product and risk of loss transfer to customers provided there are no remaining performance obligations required of the Company or any matters requiring customer acceptance.
     The Company allows for the return of product from doctors, hospitals, and clinics within a specified time frame, and records estimated sales returns as a reduction of sales in the same period revenue is recognized. The Company does not provide a right of return on facial products. Sales provisions are calculated based upon historical experience with actual returns. Actual returns in any future period are inherently uncertain and thus may differ from the estimates. If actual returns differ significantly from the estimates, an adjustment to revenue in the current or subsequent period would be recorded. Substantially all of the product returns relate to breast implants.
     A portion of the Company’s revenue is generated from consigned inventory of breast implants maintained at doctors, hospitals and clinics locations. The customer is contractually obligated to maintain a specific level of inventory and to notify Inamed upon use. For these products, revenue is recognized at the time Inamed is notified by the customer that the product has been implanted. Notification is usually through the replenishing of the inventory and Inamed periodically reviews consignment inventories to confirm accuracy of customer reporting. FDA regulations require tracking the sales of all implanted products.
     The Company’s sales to independent distributors are conducted under the same revenue recognition criteria as sales via the direct sales force. Independent distributors do not have explicit or implicit rights to return product and do not maintain consignment inventory.
     Shipping and handling fees are recognized as a reduction to shipping and handling expense in selling, general and administrative expenses. If recognized in net sales, the increase in sales and gross profit would be less than 1%. Shipping and handling expense was $7.5, $5.4, and $4.4 for the years ended December 31, 2005, 2004, and 2003, respectively.
Research and Development (R&D)
     Inamed conducts its R&D internally as well as through contracts with other companies in the research and development of new products and processes. R&D expenses are comprised of the following types of costs incurred in performing research and development activities: salaries and benefits, allocated overhead, clinical trial and related clinical manufacturing costs, regulatory costs, contract services, consultants and other outside costs. In accordance with SFAS No. 2, “Accounting for Research and Development Costs,” all R&D costs are expensed as incurred.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
Stock-Based Compensation
     Inamed accounts for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB No. 25,” SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” and EITF No. 96-18, “Accounting for Equity Instruments that Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services.” In accordance with SFAS No. 123, Inamed has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in APB No. 25 in accounting for stock options issued to employees. Under APB No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period. Inamed accounts for options and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, FIN No. 44, and EITF No. 96-18, whereby the fair value of such option and warrant grants are measured using the fair value at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.
     In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), which replaces SFAS No. 123, and supersedes APB No. 25. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. In April 2005, the SEC released SAB No. 107 “Share-Based Payment” that requires filers to implement SFAS No. 123R beginning with the first quarter of their first fiscal year beginning after June 15, 2005. Accordingly, Inamed adopted the provisions of SFAS No. 123R on January 1, 2006. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. Under SFAS No. 123R, the Company must determine the transition method to be used at date of adoption, the appropriate fair value model to be used for valuing share-based payments and the amortization method for compensation cost. The Company will utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. While SFAS No. 123R permits entities to use such a model, the standard also permits the use of a “lattice” model. The transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company adopted the prospective method and is currently evaluating the impact of this standard on its financial statements. All share-based awards accelerate vesting upon the closing of the Allergan merger agreement.
     With respect to the Company’s 2003 Restricted Stock Plan, as amended in 2004, Inamed has recorded $8.5, net of amortization, in deferred stock-based compensation in accordance with APB No. 25. Stock compensation expense is recognized over the vesting period of the stock. The awards vest fifty percent in three years and the balance in five years. The holders of the restricted stock are also “locked out” from

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
selling any of these shares prior to the fifth year, with the exception that shares may be sold earlier to satisfy tax liabilities. Stock compensation expense for the years ended December 31, 2005, 2004 and 2003 was $3.5, $2.1, and $0.1, respectively.
Pro forma disclosures of the effect of stock-based compensation
     Pro forma information regarding results of operations and net income per share is required by SFAS No. 123, which also requires that the information be determined as if Inamed had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option valuation model with the following weighted-average assumptions used for grants:

			Weighted Average
	Risk Free Interest	Dividend	Expected Life of the
Year	Rate	Yield	Option (Years)	Volatility Factor
2005	3.87% - 3.96%	0.0	3.25	24.7% - 43.0%
2004	3.15% - 3.70%	0.0	3.25	25.0% - 44.1%
2003	2.74% - 3.25%	0.0	4.00	34.7% - 58.2%
     The option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because Inamed’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not provide a reliable single measure of the fair value of its employee stock options.
     Had compensation costs for Inamed’s stock-based compensation plan been determined using the fair value at the grant dates for awards under the plan calculated using the Black-Scholes option valuation model, Inamed’s net income would have been decreased to the pro forma amounts indicated below:

	2005	2004	2003
Net income (loss) as reported	$(26.2)	$63.1	$53.0
Add: Stock-based compensation expense included in reported net income (loss), net of related tax effects	2.1	1.3	0.1
Deduct: Total stock-based compensation expense determined under the fair value method for all awards, net of tax effects	(8.2)	(10.9)	(5.5)

Pro forma net income (loss)	$(32.3)	$53.5	$47.6

Earnings Per Share
Basic as reported	$(0.72)	$1.77	$1.54
Basic pro-forma	$(0.89)	$1.50	$1.38
Diluted as reported	$(0.72)	$1.75	$1.51
Diluted pro-forma	$(0.89)	$1.49	$1.34

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
Foreign Currency Translation
     Assets and liabilities of foreign subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of their operations are translated using the average exchange rates during the period. The resulting foreign currency translation adjustment is included in stockholders’ equity as a component of accumulated other comprehensive income (loss). Transaction gains and losses are recorded in the consolidated statements of income. Accumulated foreign currency gains were $0.4, $13.9, and $5.8 in 2005, 2004, and 2003, respectively.
Income Taxes
     The Company accounts for deferred income taxes utilizing SFAS No. 109 “Accounting for Income Taxes”, as amended. SFAS No. 109 states that deferred income tax assets or liabilities are to be computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.
Recent Pronouncements
     In November 2004, the FASB issued SFAS No. 151 “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (SFAS 151). SFAS 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material be recognized as current-period charges. In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is applicable to fiscal years beginning after June 15, 2005. The Company does not anticipate the adoption of SFAS 151 will have a material impact on its financial position or results from operations.
NOTE 3—RESTRUCTURING COSTS
     In the fourth quarter of 2002, Inamed recorded a charge of $5.1 for restructuring costs. This restructuring was undertaken to consolidate manufacturing facilities. The annual savings from the manufacturing consolidation was estimated to be a reduction in U.S. payroll and support costs of $10.0, with a corresponding increase in costs in Ireland of $4.3 and Costa Rica of $0.4, with a net savings of $5.3 per year. The savings are from the relocation to lower-cost manufacturing locations. The savings are reflected in cost of goods sold on the income statement. The consolidation of operations was completed in the first quarter of 2004 and involved transitioning Santa Barbara-based manufacturing to the Company’s facilities in Costa Rica and Ireland. Through December 31, 2004, the Company eliminated approximately 150 manufacturing positions in Santa Barbara, and added approximately 80 of these positions in Ireland and Costa Rica through March 31, 2004, completing the transition related to this consolidation. The majority of the costs relate to severance which has been paid from the beginning of 2003 through 2005.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
Inamed has accounted for the restructuring in accordance with EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” As part of the manufacturing consolidation the Company accelerated the depreciation on certain assets with shortened useful lives. For the years ended December 31, 2005, 2004, and 2003 Inamed included $0.0, $0.4 and $3.4, respectively, of accelerated depreciation charges in cost of goods sold. These assets were fully depreciated as of March 31, 2004. In 2005 the Company reversed $0.7 of previously accrued severance charges for employees who elected to leave the Company prior to their termination date or who obtained other positions within the Company. The restructuring has been completed and the Company no longer has a liability recorded related to the restructuring. The Company does not expect any further material costs related to the 2002 restructuring.
     Inamed recorded $12.0 of restructuring costs in the first quarter of 2001. This restructuring was a series of events to reorganize senior management and to consolidate facilities and administrative functions. The Santa Barbara reduction was facilitated by certain manufacturing operations having moved to Inamed’s new facility in Costa Rica and the move of Santa Barbara’s remaining manufacturing to a local facility. These costs were primarily employee severance costs which have all been paid as of December 31, 2005. The restructuring has been completed and the Company no longer has a liability recorded related to the restructuring. Inamed does not expect any further material costs related to the 2001 restructuring.
     A summary of activity related to the restructuring charges is as follows:

	Employee
	Termination	Lease
	Benefits	Obligations	Total
2001 restructuring accrual:
Accrual balance at December 31, 2002	$1.3	$0.2	$1.5
Cash paid through December 31, 2003	(0.6)	(0.2)	(0.8)

Accrual balance at December 31, 2003	$0.7	$—	$0.7
Cash paid through December 31, 2004	(0.5)	—	(0.5)

Accrual balance at December 31, 2004	$0.2	$—	$0.2
Cash paid through December 31, 2005	(0.2)	—	(0.2)

Accrual balance at December 31, 2005	$—	$—	$—
2002 restructuring accrual:
Accrual balance at December 31, 2002	$4.7	$—	$4.7
Cash paid through December 31, 2003	(1.5)	—	(1.5)

Accrual balance at December 31, 2003	$3.2	$—	$3.2
Cash paid through December 31, 2004	(2.2)	—	(2.2)

Accrual balance at December 31, 2004	$1.0	$—	$1.0
Cash paid through December 31, 2005	(0.3)	—	(0.3)
Reversal of accrued severance	(0.7)	—	(0.7)

Accrual balance at December 31, 2005	$—	$—	$—
Total accrual balance at December 31, 2005	$—	$—	$—

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
NOTE 4—NET INCOME (LOSS) PER SHARE (Per share data shown as actual, not millions)
     Basic net income (loss) per share is calculated by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is calculated by dividing income (loss) available to common stockholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Computations of per share earnings (loss) for the three years ended December 31, 2005 are as follows:

	2005	2004		2003
Net income (loss)	$(26.2)	$63.1		$53.0

Weighted average shares outstanding—Basic	36.3	35.6		34.5
Dilutive effect of stock options and warrants	— (1)	0.4	(1)	0.7	(1)

Weighted average shares outstanding—Diluted	36.3	36.0		35.2
Net income (loss) per share of common stock
Basic	$(0.72)	$1.77		$1.54

Diluted	$(0.72)	$1.75		$1.51

(1)	The calculation excludes 0.4, 0.1, and 0.3 options that are anti-dilutive for the years ended December 31, 2005, 2004, and 2003, respectively.
NOTE 5—INVENTORIES
     Inventories are summarized as follows:

	December 31,
	2005	2004
Raw materials	$17.8	$13.4
Work in progress	13.2	11.1
Finished goods, net	32.3	31.5

	$63.3	$56.0

     At December 31, 2005 and 2004, approximately $6.0 and $5.5, respectively, of Inamed’s inventory was held on consignment at a large number of doctors’ offices, clinics, and hospitals worldwide. The value and quantity at any one location is not significant.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
NOTE 6—PROPERTY AND EQUIPMENT
     Property and equipment, at cost, are summarized as follows:

	December 31,
	2005	2004
Property and equipment, at cost:
Machinery and equipment	$61.9	$60.5
Leasehold improvements	52.4	47.0

Gross property and equipment	114.3	107.5
Less: Accumulated depreciation and amortization	(49.9)	(45.0)

Property and equipment, net	$64.4	$62.5

NOTE 7—ACCRUED LIABILITIES AND OTHER
     Accrued liabilities and other are summarized as follows:

	December 31,
	2005	2004
Salaries, wages, and payroll taxes	$19.5	$16.4
Royalties payable	5.2	3.5
Trilucent liability, current	2.0	5.5
Warranty provision, current	3.7	3.2
Other	9.6	12.9

Total accrued liabilities and other	$40.0	$41.5

NOTE 8—OTHER LONG-TERM LIABILITIES
     Other long-term liabilities are summarized as follows:

	December 31,
	2005	2004
Warranty provision, non-current	$10.9	$8.8
Deferred income tax liability, non-current*	—	11.8
Other liabilities	8.5	12.2

Total other long-term liabilities	$19.4	$32.8

*	Deferred tax liability related to acquisition of Collagen Aesthetics, Inc., was reduced in the second quarter of 2005. See Note 11.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
NOTE 9—INTEREST INCOME AND INTEREST EXPENSE
     Interest income and interest expense were as follows:

	Twelve Months Ended
	December 31,
	2005	2004	2003
Interest income	$3.8	$2.0	$0.8
Interest expense	(1.1)	(1.5)	(10.2)

Interest income (expense)	$2.7	$0.5	$(9.4)

     Included in interest expense in 2003 is $3.6 of realized losses on a terminated interest rate swap. Also included in interest expense in 2003 is $1.6 of accelerated deferred loan fees related to accelerated principal payments on long-term debt.
NOTE 10—LONG-TERM DEBT
     Long-term debt consisted of the following amounts:

	December 31,
	2005	2004
Variable 1-month LIBOR plus 2.00% note, due June 2006	$5.0	$22.5
Less: current maturities	(5.0)	(12.5)

Long-term debt, net of current portion	$—	$10.0

     In July 2003, the Company obtained a credit facility having a principal balance of $65.0 for a term of five years and also entered into a revolving credit facility of $35.0. As of December 31, 2005 Inamed used $17.8 million of the revolver capacity by having letters of credit issued to collateralize certain insurance programs. The remaining $17.2 million of revolver capacity was unused as of December 31, 2005. The borrowings under the current credit facilities bear interest at the London Interbank Offered Rate (LIBOR) plus 2.0%. The variable interest rate as of December 31, 2005 applicable to Inamed’s long term debt was approximately 4.4%. As of March 3, 2006, the loan has been paid in full and the credit agreement has been terminated. Subsequent to the termination of the credit agreement, the letters of credit used to collateralize certain insurance programs became unsecured. The Company was prompted to pay off the debt as a result of being out of compliance of certain loan covenants as of December 31, 2005. This non-compliance was the result of the recognition of approximately $110.4 million of merger transaction costs. The debt originally matured in June 2006.
     As of December 31, 2005 and 2004, Inamed had $0.5 and $0.8, respectively, of unamortized financing costs recorded in other assets. These costs will be recognized as interest expense upon the termination of the credit agreement on March 3, 2006.
NOTE 11—GOODWILL AND OTHER INTANGIBLE ASSETS
     Inamed accounts for goodwill and other intangible assets in accordance with SFAS No 142, “Goodwill and Other Intangible Assets.” Inamed performed its annual impairment test of goodwill using a market

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
value approach as of October 31, 2005 and determined that there was no impairment of goodwill and intangible assets.
     On December 20, 2005, Inamed also entered into a termination agreement with Ipsen Ltd. Effective upon the consummation of Allergan’s acquisition of Inamed which occurred March 17, 2006, Ipsen has taken back its rights to the botulinum toxin product Reloxin, and Inamed and Ipsen have released each other of all obligations under the distribution agreement regarding Reloxin. The Company has assessed this intangible asset for impairment because of this change in circumstance. The carrying amount does not exceed the sum of the undiscounted cash flows expected to result from the use and eventual disposition. Therefore, the carrying amount is recoverable and the assets are not impaired at December 31, 2005. No other triggering events have occurred since October 31, 2005.
     Goodwill was $136.2 and $151.9 as of December 31, 2005 and 2004, respectively. The changes since December 31, 2004 include $14.6 in relation to the reduction of a deferred tax liability recorded at the acquisition of Collagen Aesthetics, Inc. upon settlement with tax authorities, and the effect of foreign exchange translation on goodwill carried in subsidiaries with functional currencies other than the U.S. dollar.
     Net other intangible assets subject to amortization were $42.4 and $46.8 as of December 31, 2005 and 2004, respectively. These assets will continue to be amortized over their expected useful lives, which range from three to twenty-one years. Other intangible assets not subject to amortization were $4.1 at December 31, 2005 and 2004. Total other intangible assets are as follows:

		December 31, 2005			December 31, 2004
	Weighted		Accumulated			Accumulated
	Average Life	Gross	Amortization	Net	Gross	Amortization	Net
Licenses	13.2	$63.3	$(24.7)	$38.6	$62.2	$(19.6)	$42.6
Patents	16.0	5.5	(2.0)	3.5	5.7	(1.9)	3.8
Other	3.0	0.4	(0.1)	0.3	2.8	(2.4)	0.4

Total intangibles subject to amortization		$69.2	$(26.8)	$42.4	$70.7	$(23.9)	$46.8

Other intangibles not subject to amortization		4.1	—	4.1	4.1	—	4.1

Total other intangibles		$73.3	$(26.8)	$46.5	$74.8	$(23.9)	$50.9

     Aggregate amortization expense for intangible assets was $5.4, $5.0, and $4.0 for the years ended December 31, 2005, 2004, and 2003, respectively. For the next five years, amortization expense on existing intangible assets is expected to be between $5.2 and $4.7 per year.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
NOTE 12—INCOME TAXES
     Income tax expense (benefit) is summarized as follows:

	2005	2004	2003
Current
Federal	$2.3	$0.3	$(2.7)
State and local	—	0.3	(0.3)
Foreign	6.9	3.5	4.1

	$9.2	$4.1	$1.1

Deferred
Federal	$3.4	$6.0	$(1.0)
State and local	(0.4)	(0.4)	(2.4)
Foreign	1.7	(0.3)	(1.8)

	4.7	5.3	(5.2)
Charge in lieu of taxes attributable to tax benefit from employee stock options	11.6	5.8	18.3

Total income tax expense	$25.5	$15.2	$14.2

     The domestic and foreign components of income (loss) before income taxes were $(46.3) and $45.6, respectively, for the year ended December 31, 2005, $38.3 and $40.0, respectively, for the year ended December 31, 2004, and $32.1 and $35.1, respectively, for the year ended December 31, 2003.
     The Company has an agreement with the Republic of Costa Rica providing for a tax holiday through October 2007. This tax holiday is available to certain corporations that invest in facilities in Costa Rica. For the twelve months ended December 31, 2005, 2004, and 2003 the tax savings for earnings reported in Costa Rica was approximately $0.7 million or $0.02 per share, $0.5 million or $0.01 per share, and $0.4 million or $0.01 per share, respectively.
     The income tax expense differs from the amounts computed by applying the applicable federal statutory rate due to the following:

	2005	2004	2003
Federal income tax expense (benefit) at the statutory rate	$(0.3)	$27.4	$23.5
State and local income taxes, net of federal benefit	1.0	0.5	0.3
Benefit of lower foreign tax brackets	(7.5)	(10.1)	(6.0)
Non-deductible merger transaction costs	37.1	—	—
Benefit of extraterritorial income exclusion	(0.4)	(0.6)	(0.6)
Tax credits	(3.4)	(2.2)	(1.0)
Change in valuation allowance	0.1	0.7	(0.9)
Other	(1.1)	(0.5)	(1.1)

Income tax expense	$25.5	$15.2	$14.2

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
     The principal items that comprise Inamed’s net deferred tax assets and liabilities are as follows:

	As of December 31,
	2005	2004
Deferred tax assets
Sales return and other allowances	$5.0	$5.0
Accrued liabilities	8.6	7.7
Net operating losses and credits	21.4	23.6
Uniform capitalization adjustment	2.1	3.1

	37.1	39.4
Valuation allowance	(1.8)	(1.7)

Total deferred tax assets	$35.3	$37.7

Deferred tax liabilities
Unrealized foreign currency gains	$(0.6)	$(0.5)
Depreciable and amortizable assets	(2.8)	(1.3)
License agreements	(3.6)	(2.9)

Total deferred tax liabilities	$(7.0)	$(4.7)

Net deferred tax asset	$28.3	$33.0

     For 2005, deferred tax assets of $18.8, $14.0, and $2.5 are reported on the financial statements for U.S. federal, U.S. state, and various foreign tax jurisdictions, respectively. Similarly, deferred tax liabilities of $(5.2), $(1.0), and $(0.8) are reported for U.S. federal, U.S. state, and various foreign tax jurisdictions, respectively. For 2004, deferred tax assets of $21.7, $13.3, and $2.7 are reported on the financial statements for U.S. federal, U.S. state, and various foreign tax jurisdictions, respectively. Similarly, deferred tax liabilities of $(4.7), $(0.9), and $0.9 are reported for U.S. federal, U.S. state, and various foreign tax jurisdictions, respectively. Valuation allowances of $1.8 and $1.7 for 2005 and 2004, respectively, apply exclusively to certain foreign net operating losses whose likelihood of utilization appears to be less than the “more likely than not” standard required by SFAS No. 109 recognition.
     No provision has been made for U.S. or additional foreign taxes on undistributed earnings of certain foreign subsidiaries. Those earnings have been, and will continue to be, permanently reinvested, but could become subject to additional tax if they were remitted as dividends, were loaned to Inamed or a U.S. affiliate, or if Inamed should sell the stock of its foreign subsidiaries. The additional tax on the cumulative amount of reinvested earnings that has not been recorded was approximately $40.9, $37.4, and $29.3, as of December 31, 2005, 2004, and 2003, respectively.
     Inamed projects that it will utilize all of its federal net operating loss carry-forwards for the tax year 2005. Inamed also has federal tax credit carryforwards of approximately $7.1 that will expire in various years beginning in 2019.
     For state income tax purposes, Inamed has net operating losses of approximately $7.1 with a corresponding tax benefit of about $0.5, which expires no earlier than 2007. In addition, Inamed has state tax credit carryforwards of approximately $10.1, which begin to expire in 2019.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
     Realization of the deferred tax asset is dependent on generating sufficient taxable income prior to the expiration of any net operating loss or credit carryforwards. Although realization is not assured, management believes it is more likely than not that the deferred tax asset will be realized.
     In December 2004, the FASB issued SFAS No. 109-2, “Accounting and Disclosure Guidance for Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (SFAS No. 109-2), which provides guidance relating to application of the American Jobs Creation Act (the AJCA) which was signed into law on October 22, 2004. The AJCA introduces a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. SFAS No. 109-2 allows an entity time beyond the current reporting period to evaluate the effect of the Act on its plans to reinvest or repatriate foreign earnings for purposes of applying SFAS No. 109, and provides accounting and disclosure guidance for the repatriation provision. This Staff Position was effective upon issuance. The Company has evaluated the repatriation provisions and has decided not to avail itself of the repatriation provisions made available by the American Jobs Creation Act of 2004.
     The Company is currently subject to various federal, state and foreign audits by taxing authorities. The Company accrues tax expense from these audits in accordance with SFAS No. 5 “Accounting for Contingencies”, or when tax expense is probable and can be reasonably estimated. Because of the uncertainties related to both the amount and range of potential expense from tax audits, the Company is unable to make reasonable estimates of the liability that could result from unfavorable outcomes. As additional information becomes available, the Company will assess its potential liability and revise its estimates.
NOTE 13—STOCKHOLDERS’ EQUITY (Share quantity and per share data shown as actual, not millions)
Stock Options
     Inamed has adopted several stock option plans and issued both standalone stock options. At December 31, 2005, under the terms of all director, officer and employee stock option plans, 1,121,660 shares of common stock were available for grant.
     In 1993, Inamed adopted a Non-Employee Director Stock Option Plan the (“1993 Plan”), which authorized Inamed to issue options to directors who are not employees of or consultants to Inamed and who are thus not eligible to receive stock option grants under Inamed’s other stock option plans. The exercise price per share is the fair market value per share on the date of grant. The options are exercisable for ten years after the option grant date and vest in full one year from grant date.
     In 1998, Inamed adopted a non-qualified stock option plan the (“1998 Plan”), which authorized Inamed to issue options to key employees. The exercise price per share is the fair market value per share on the date of grant. The options are exercisable for ten years after the option grant date and vest ratably over three years.
     In 1999, Inamed adopted a non-qualified stock option program the (“1999 Program”), which authorized Inamed to issue options to key employees. The exercise price per share is the fair market value

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
per share on the date of grant. The options are exercisable for ten years after the option grant date and vest ratably over three years.
     In 1999, Inamed adopted a Non-Employee Director Stock Election Plan the (“Stock Election Plan”), which authorized Inamed to issue options to directors and receive shares of common stock in lieu of cash compensation owed to them as a result of their service on Inamed’s Board of Directors.
     In 2000, Inamed adopted the 2000 Employee Stock Option Plan the (“2000 Option Plan”), which authorized Inamed to issue options to key employees. The exercise price per share is the fair market value per share on the date of grant. The options are exercisable for ten years after the option grant date. In general, options issued under the 2000 Option Plan vest ratably, one-third per year on the first, second, and third anniversaries of their issuance.
     In 2003, Inamed adopted the 2003 Outside Director Compensation Plan (“the 2003 Outside Director Plan”), which authorizes Inamed to grant stock options to directors who are not employees of Inamed or any of its subsidiaries. The exercise price per share is the fair market value per share on the date of grant. The options are exercisable for seven years after the option grant date. In general, options issued under the 2003 Outside Director Compensation Plan vest and become exercisable in full on the first anniversary of their issuance.
     In 2004, Inamed adopted the 2004 Performance Stock Option Plan (the “2004 Plan”), which authorized Inamed to issue options to employees, directors, or consultants. The exercise price per share is the fair market value per share on the date of grant. In general, options issued under the 2004 Plan are exercisable over ten years, or as few as five as required by law. Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Board.
Executive Standalone Stock Options
     In 2001, Inamed granted a standalone option for 450,000 shares of common stock to an executive. The exercise price per share is the fair market value per share on the date of grant. These options vest ratably on the first, second, and third anniversaries of the grant date. Some or all of these options may also vest immediately upon a change-of-control, as defined in the option agreement.
     In 2001, Inamed also granted a standalone option for 150,000 shares of common stock to another executive. The exercise price per share is the fair market value per share on the date of grant. These options vest ratably on the first, second, and third anniversaries of the grant date. Some or all of these options may also vest immediately upon a change-of-control, as defined in the option agreement.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
     The following table represents share information for all the option plans for Inamed:

		Number of
		securities to be
		issued upon the
		exercise of	Weighted average	Number of securities
	Authorized	outstanding	exercise price of	remaining available for
	shares	options	outstanding options	future issuance
The 1993 Plan	225,000	30,000	$18.45	—
The 1998 Plan	675,000	53,377	$58.28	27,499
The 1999 Program	1,350,000	214,917	$47.18	173,665
The 2000 Option Plan	2,287,500	629,048	$45.07	15,496
The 2003 Outside Director Plan	225,000	120,000	$54.44	105,000
The 2004 Plan	500,000	—	$—	500,000

Equity compensation plans approved by Stockholders	5,262,500	1,047,342	$46.49	821,660
Stand Alone Options, not approved by Stockholders	2,426,250	—	$—	300,000

Total	7,688,750	1,047,342	$46.49	1,121,660

Summary
     Activity under these plans for the years ended December 31, 2005, 2004, and 2003 was as follows (shares in millions):

	2005		2004		2003
		Weighted		Weighted		Weighted
	Shares Under	Average	Shares Under	Average	Shares Under	Average
	Option	Exercise Price	Option	Exercise Price	Option	Exercise Price
Options outstanding at the beginning of the year	1.8	$39.99	2.1	$32.51	3.3	$15.18
Granted	0.1	$65.53	0.4	$53.67	1.1	$47.37
Cancelled	—	$43.45	(0.1)	$44.23	(0.1)	$21.89
Exercised	(0.8)	$32.80	(0.5)	$19.68	(2.2)	$14.15

Options outstanding at the end of the year	1.1	$46.49	1.8	$39.99	2.1	$32.51
Options exercisable at the end of the year	0.5	$40.08	0.6	$32.23	0.2	$19.40
Weighted average fair value of options granted during the year		$16.05		$19.32		$14.54

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
     The following table summarizes information about stock options outstanding at December 31, 2005 (shares in millions):

	Options Outstanding			Options Exercisable
		Wgtd. Avg.
	Number	Remaining Contractual	Weighted Avg.	Number	Weighted Avg.
Range of exercise prices	Outstanding	Life (Years)	Exercise Price	Exercisable	Exercise Price
$4.33 - $21.08	0.11	5.83	$17.97	0.11	$17.97
$21.13 - $46.91	0.11	6.13	$36.14	0.07	$32.53
$47.36 - $48.68	0.07	7.39	$47.71	0.04	$47.62
$48.82 - $48.99	0.54	7.95	$48.95	0.24	$48.95
$49.70 - $61.03	0.11	7.51	$55.95	0.04	$57.21
$61.63 - $63.95	0.09	8.38	$62.37	0.00	$—
$67.35 - $76.88	0.02	6.60	$70.66	0.00	$—

$4.33 - $76.88	1.05	7.46	$46.49	0.50	$40.08

2000 Employee Stock Purchase Plan
     In January 2000, Inamed adopted the 2000 Employee Stock Purchase Plan. This plan was intended to assist Inamed in securing and retaining its employees by allowing them to participate in the ownership and growth of Inamed through the grant of certain rights to purchase shares of Inamed’s common stock at a discount of 15% from the fair market value of the shares. The granting of such rights serves as partial consideration for employment and gives employees an additional inducement to remain in the service of Inamed and its subsidiaries and provides them with an increased incentive to work toward Inamed’s success.
     Under the 2000 Employee Stock Purchase Plan, each eligible employee was permitted to purchase shares of common stock through regular payroll deductions and/or cash payments in amounts ranging from 1% to 15% of the employee’s compensation for each payroll period. The fair market value of the shares of common stock which may be purchased by any employee under this or any other Inamed plan that is intended to comply with Section 423 of the Internal Revenue Code.
     The 2000 Employee Stock Purchase Plan, as amended in 2001, provided for a series of consecutive offering periods that were six months long. Offering periods commenced on February 1 and August 1 of each year during the term of the Plan. During each offering period, participating employees were able to purchase shares of common stock at a purchase price equal to 85% of the fair market value of the common stock at either the beginning of each offering period or the end of each offering period, whichever price was lower. Under terms of the 2000 Stock Purchase Plan, as amended, 600,000 shares of common stock had been reserved for issuance to employees. There were 114,095 shares left available in the Plan when it ceased after the July 31, 2005 purchase. In 2005, 2004, and 2003, 81,449 shares ($4.3), 104,955 shares ($4.2), and 155,089 shares ($1.9), respectively, were purchased by approximately 370, 360, and 200 participating employees under the Plan.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
Restricted Stock Plan
     In 2003, Inamed adopted the 2003 Restricted Stock Plan, as amended in 2004, which authorizes Inamed to issue shares to any employee, officer, consultant, or non-employee director. Restricted Stock Awards may be granted by the Board subject to vesting and any other restrictions (including a period during which vested shares may not be sold) as determined by the Board and stated in the Award Agreement. Restricted stock may not be sold or otherwise transferred or pledged until the restrictions lapse or are terminated.

	Authorized	Number of Shares
	Shares	Issued	Available for Issuance
The 2003 Restricted Stock Plan, as amended	300,000	253,950	46,050

     The following table summarizes the restricted stock-based compensation charges that have been included in the following captions of the income statement, for each of the periods presented:

	2005	2004	2003
Cost of goods sold	$0.5	$0.3	$0.0
Selling, general and administrative	$3.0	$1.8	$0.1

	$3.5	$2.1	$0.1

NOTE 14—STOCK REPURCHASE PROGRAM
     As of December 31, 2005, Inamed has the ability under the term loan agreement to purchase up to $75.0 of its common stock, reduced by the amount of dividends paid over the life of the credit facility. Inamed has no stock repurchase program in place as of December 31, 2005.
NOTE 15—EMPLOYEE BENEFIT PLANS
     In January 1990, Inamed adopted a 401(k) Defined Contribution Plan (the Plan) for all U.S. employees. Participants may contribute to the Plan and Inamed may, at its discretion, match a percentage of the participant’s contribution as specified in the Plan’s provisions. Inamed’s contributions to the plan approximated $1.1, $1.1, and $0.9, for the years ended December 31, 2005, 2004, and 2003, respectively.
     In February 1990, McGhan Limited (Inamed’s Irish subsidiary) adopted a Defined Contribution Plan. Upon commencement of service, these employees become eligible to participate in the plan and contribute to the plan up to 5% of their compensation. Inamed’s matching contribution is up to 8.5% of the participant’s compensation. Inamed’s contributions to the plan approximated $0.7, $0.6, and $0.4 for the years ended December 31, 2005, 2004, and 2003, respectively.
     Certain other foreign subsidiaries sponsor defined contribution plans. The remaining plans, covering approximately 80 non-U.S. employees, were instituted at various times during 1991 through 1997 and the accumulated assets and obligations are immaterial. These plans are funded annually according to plan provisions with aggregate contributions of $0.4, $0.4, and $0.3 for the years ended December 31, 2005, 2004, and 2003, respectively.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
NOTE 16—PRODUCT LINE AND GEOGRAPHICAL FINANCIAL INFORMATION
     Inamed’s sales by product line are as follows:

	2005	2004	2003
Breast Aesthetics	$230.9	$215.8	$177.8
Obesity Intervention	131.2	88.5	63.1
Facial Aesthetics	71.7	75.6	87.2
Other*	4.0	4.5	4.5

Total	$437.8	$384.4	$332.6

*	Other includes ongoing sales to other medical manufacturers (principally sales of Contigen).
     Inamed’s sales by major country (according to the location of the customer) were as follows:

	2005	2004	2003
U.S.	$268.7	$235.2	$215.2
All Other Countries*	169.1	149.2	117.4

Total	$437.8	$384.4	$332.6

*	No other country’s sales comprise more than 10% of net sales for any of the years
     Long-lived assets (which consist of property and equipment) by major country were as follows:

	2005	2004
U.S.	$41.6	$42.2
Ireland	17.1	17.4
All Other Countries*	5.7	2.9

Total	$64.4	$62.5

*	No other country’s long-lived assets comprise more than 10% of total long-lived assets as of December 31, 2005 or 2004.
NOTE 17—MAJOR SUPPLIERS
     The Company purchases its raw materials and certain finished products from many different suppliers worldwide. There are three suppliers which account for $32.6, $22.1, and $21.3 of raw material purchases for the years ending December 31, 2005, 2004, and 2003 respectively.
NOTE 18—LEASE, GOVERNMENT SUBSIDY AND ROYALTY COMMITMENTS
     Inamed leases facilities under operating leases. Rent expense aggregated $7.3, $7.4, and $5.7 for the years ended December 31, 2005, 2004, and 2003, respectively.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
     Minimum lease commitments under all non-cancelable operating leases at December 31, 2005 are as follows:

2006	$7.5
2007	6.2
2008	5.5
2009	5.4
2010	5.5
Thereafter	22.4

$52.5

     Deferred grant income represents grants received from the Irish Industrial Development Authority, or IDA, for the purchase of capital equipment and is being amortized to income over the life of the related assets. Amortization for the years ended December 31, 2005, 2004, and 2003, respectively was $0.2, $0.2, and less than $0.1. IDA grants are subject to revocation upon a change of ownership or liquidation of McGhan Limited. If the grant was revoked, Inamed would be liable on demand from the IDA for all sums received and deemed to have been received by Inamed in respect to the grant. In the event of revocation of the grant, Inamed could be liable for the amount of approximately $1.2 at December 31, 2005.
     Inamed has obtained the right to produce, use and sell patented technology through various license agreements. Inamed pays royalties ranging from 1% to 8% of the related sales, depending upon sales levels. Royalty expense under these agreements was approximately $17.4, $9.9, and $6.1 for the years ended December 31, 2005, 2004, and 2003, respectively, and is included in cost of goods sold.
NOTE 19—RELATED PARTY TRANSACTIONS
     In 2001, Inamed loaned an executive $0.2 under a full recourse note bearing minimum interest at approximately 4%. The note had annual installments due of one-third of the principal balance in February of 2003, 2004, and 2005, with all accrued interest due and payable in February 2005. As of December 31, 2004 the note balance and accrued interest was $0.1, and was paid in full in February 2005.
     In 2005, 2004, and 2003, respectively, Inamed paid $0.0, $0.4, and $1.4 to a marketing consulting firm which is owned by the son-in-law of one of the Company’s Directors. Management believes that the terms entered into are at arms-length and that such terms are comparable to those with third parties. The unpaid balance at December 31, 2005 and 2004 was $0.0.
NOTE 20—LITIGATION
BREAST IMPLANT LITIGATION
Trilucent Breast Implant Matters
     When the Company purchased Collagen in September 1999, Inamed assumed certain liabilities relating to the Trilucent breast implant, a soybean oil-filled breast implant, which had been manufactured and distributed by various subsidiaries of Collagen between 1995 and November 1998. In November 1998, Collagen announced the sale of its LipoMatrix, Inc. subsidiary, manufacturer of the Trilucent implant, to

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
Sierra Medical Technologies, Inc. Collagen retained certain liabilities for Trilucent implants sold prior to November 1998.
     In March 1999, the United Kingdom Medical Devices Agency, or MDA, announced the voluntary suspension of marketing and withdrawal of the Trilucent implant in the U.K. The MDA stated that its actions were taken as a precautionary measure and did not identify any immediate hazard associated with the use of the product. The MDA further stated that it sought the withdrawal because it had received “reports of local complications in a small number of women” who had received those implants, involving localized swelling. The same notice stated that there “has been no evidence of permanent injury or harm to general health” as a result of these implants. In March 1999, Collagen agreed with the U.K. National Health Service that, for a period of time, it would perform certain product surveillance with respect to U.K. patients implanted with the Trilucent implant and pay for explants for any U.K. women with confirmed Trilucent implant ruptures. Subsequently, LipoMatrix’s notified body in Europe suspended the product’s CE Mark pending further assessment of the long-term safety of the product. Sierra Medical has since stopped sales of the product. Subsequent to acquiring Collagen, Inamed elected to continue the voluntary program.
     Inamed estimates that approximately 8,000-9,000 women received Trilucent implants until commercial sales ceased in March 1999, and approximately half of them reside in the U.K. In the U.S., 165 women received Trilucent breast implants in two clinical studies; enrollment in both studies ended by June 1997.
     On June 6, 2000, the MDA issued a hazard notice recommending that surgeons and their patients consider explanting the Trilucent implants even if the patient is asymptomatic. The MDA also recommended that women avoid pregnancy and breast-feeding until the explantation. The hazard notice stressed, however, “that all of the above advice is precautionary. Although there have been reports of breast swelling and discomfort in some women with these implants, there has been no clinical evidence of any serious health problems, so far.”
     Concurrently with the MDA announcement of June 6, 2000, Inamed announced that, through its AEI, Inc. subsidiary, it had undertaken a comprehensive program of support and assistance for women who have received Trilucent breast implants, under which it is covering medical expenses associated with the removal and replacement of those implants for women in the European Community, the U.S. and other countries. After consulting with competent authorities in each affected country, the Company terminated this support program effective as of March 31, 2005 in all countries other than the United States and Canada. Notwithstanding the termination of the general program, Inamed continued to pay for certain explanations and related expenses if a patient justified her delay in having her Trilucent implants removed on medical grounds or owing to lack of notice. Under this program, the Company may pay a fee to any surgeon who conducts an initial consultation with any Trilucent implantee. The Company also pays for the explantation procedure and related costs, and for replacement (non-Trilucent) implants for women who are candidates for and who desire them. To date, virtually all of the U.K. residents and more than 95% of the non-U.K. residents who have requested explantations as a result of an initial consultation have had them performed. Prior to February 15, 2005, an insurance company reimbursed us for approximately 70% of these expenses. As of February 15, 2005, this insurance expired.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
     In 2000-2002, Inamed was sued in various litigations in the United States alleging bodily injury caused by Trilucent breast implants. All of these cases have now been dismissed or settled and, except for one matter recently brought by an individual who received Trilucent implants in a U.S. clinical trial (and who executed a broadly-worded informed consent in order to participate in that trial), Inamed is not a party to any Trilucent related court proceedings in the United States at this time.
     Also, since the third quarter of 2000, Inamed and its subsidiaries have received notices of claims from European women, the vast majority of them residents of the U.K. or Spain, seeking compensation for general and special damages for alleged bodily injuries from Trilucent implants. In November 2000, with the consent and approval of its insurers, AEI, Inc., on behalf of itself, its affiliates and insurers, entered into a settlement protocol with the lead solicitor for the U.K. claimants. The protocol afforded a fixed level of compensation to qualified claimants who, in an uncomplicated surgical procedure, have had their Trilucent breast implants explanted in reliance on the June 2000 MDA hazard notice. The protocol also afforded a mechanism for the efficient resolution of any claims alleging that the early explantation of Trilucent implants involved serious surgical complications or resulted in a medical condition, which required either extended hospitalization or extended home care. More than 95% of the U.K. women who have had their Trilucent implants explanted since June 2000, represented by more than 90 different solicitors, have sought compensation through the settlement protocol. Effective September 15, 2005, Inamed closed its settlement protocol in the U.K. To date, Inamed has not received any civil proceedings in the UK as a result of its Trilucent-related exposure.
     In addition, in Spain, prior to September 30, 2005, Inamed offered a protocol similar in structure to the United Kingdom protocol. During the time that this Spanish protocol was open, the Company received 336 claims. In addition, a Spanish consumer union has commenced a single action in which the consumer union Avinesa alleges that it represents 41 Spanish Trilucent explantees. Finally, to date, 63 women have commenced individual legal proceedings in court against us, of which 39 were still pending as of December 31, 2005. Prior to the issuance of a decision by an Appellate Court sitting in Madrid in the second quarter of 2005, we won approximately one-third, and lost approximately two-thirds of our Trilucent cases in the lower courts. The average damages awarded in cases we lost were approximately $18,000. In the second quarter of 2005, in a case called Gomez Martin v. AEI, for the first time an appellate court in Spain issued a decision holding that Trilucent breast implants were not “defective” within the meaning of applicable Spanish product liability law and dismissed a EUR 60,000 award issued by the lower court. While this ruling is a positive development for the Company, it may not be followed by other Spanish appellate courts or could be modified or found inapplicable to other cases filed in the Madrid district. The Avinesa class action was filed in the Madrid district. To date, since the ruling in Gomez Martin, the Company has had greater success in winning the Spanish cases than before that ruling.
     In 2002, Inamed came to final settlements with each of its two insurers for product liability claims arising from the Trilucent implant. Under one settlement, with MEDMARC Casualty Insurance Company, MEDMARC paid $6.0 million in cash to Inamed in January 2003, and $1.5 million in cash in May 2003, and, effective November 16, 2002, agreed to make a policy with a limit of $10.0 million available to the Company for defense and indemnification of Trilucent-related bodily injury claims worldwide. The policy does not cover claims filed against us after November 7, 2005. As of June 30, 2004 we had no remaining coverage under this policy. Under the second settlement, AISLIC, an AIG company, agreed to make an

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
excess policy with a limit of $10.0 million available to the Company for the indemnification of non-U.S. Trilucent claims. There was approximately $1.6 million remaining under this commitment at December 31, 2005. As a result of these settlements, we released both carriers from any other actual or potential financial claims under the policies and dismissed all carrier related litigation with prejudice.
     By agreement with the MDA, Inamed funded additional scientific research and patient monitoring relating to Trilucent. On August 4, 2004, the Trilucent Scientific Advisory Panel (TSAP) delivered a report to the successor entity to the MDA in the United Kingdom, known as the MRHA. In its report, issued after more than three years of research, the TSAP concluded that there is no scientific evidence that Trilucent implants pose a significant systemic risk to human health but that the removal of the implants on precautionary grounds was and is appropriate.
     On September 27, 2004, the MHRA issued an update on Trilucent in which it concluded:
4.	the recommendation that Trilucent breast implants should be removed remains appropriate because exposure to local tissue to toxic compounds has been confirmed;

5.	there is no evidence for local or systemic disease risk once the implants are removed; and

6.	no further studies are needed to assess the potential risk of Trilucent breast implants.
     In addition, at December 31, 2005, Inamed had an accrual for future Trilucent claims, costs, and expenses of approximately $4.0 million and insurance of $1.6 million, or $2.4 million, net of insurance.
     Based upon the information and analyses currently available to Inamed, the Company believes that its current accruals and available insurance coverage are sufficient to discharge future Trilucent related liabilities; however, there can be no assurances that the future Trilucent liabilities will not exceed the current accruals and insurance coverage.
PATENTS AND LICENSE LITIGATION
Manders Matter
     Inamed is a defendant in Ernest K. Manders, M.D. v. McGhan Medical Corporation, et al., pending in the U.S. District Court for the Western District of Pennsylvania, Case No. 02-CV-1341. The amended complaint in the Manders case seeks damages for alleged infringement of a patent allegedly held by Manders in the field of tissue expanders. The Company does not believe that it practices the device claimed by Manders or that it teaches the methods he claims. Accordingly, in February 2003, Inamed answered the complaint, denying its material allegations, and counterclaimed against Manders for declarations of invalidity as well as noninfringement. Fact discovery was completed on July 31, 2004. Expert discovery relating to claim construction issues was completed in August 2004. Manders has elected to limit his claim for infringement to twelve of the forty-six claims in his patent. The Court held a Markman hearing on September 23, October 6-7, and 18, 2004. On February 23, 2006, the Court issued its Memorandum Opinion on claim construction. The Court also issued an order setting a Status Conference for April 21, 2006, which will set the schedule for remaining pretrial activities including a period of time for expert discovery. The Company intends to defend this lawsuit vigorously .

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)
OTHER MATTERS
Government Inquiry
     On February 24, 2005, the U.S. Securities and Exchange Commission (SEC) notified Inamed that it had initiated a formal private investigation to determine whether Inamed has violated federal securities laws. The Company was not aware of the investigation or any related inquiry prior to that date. Inamed has fully cooperated in the investigation. Based upon communications with the SEC Staff, the Company believes the investigation relates to assessing the adequacy of its disclosures regarding one style (Style 153) of silicone gel-filled breast implant products. This particular style accounted for approximately $3.4 million (less than 1%) of total revenues in 2004. On September 8, 2005, the SEC Staff notified Inamed that it intended to recommend to the SEC that the investigation be closed without any enforcement action or recommendation. There can be no assurance, however, that the SEC will accept that recommendation or that the scope of the investigation will not change or expand. While the Company believes that its disclosures regarding its silicone gel-filled breast implant products have been and are in compliance with federal securities laws, there can be no assurance that the investigation will not have an adverse effect on Inamed.
Other Matters
     Inamed is involved in various other legal actions arising in the ordinary course of business, which may involve product liability claims for bodily injury and/or financial loss arising from the use of the Company’s products, and breach of contract claims. These claims have not had, and are not expected to have, a material adverse effect on the Company’s financial condition or results of operations.

INAMED CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2005
(millions)

NOTE 21—	QUARTERLY SUMMARY OF OPERATIONS—(Unaudited, see accompanying accountants’ report) (Per share data shown as actual, not millions)
     The following is a summary of selected quarterly financial data for 2005 and 2004:

	Quarter
	1st	2nd	3rd	4th
Net Sales:
2005	$105.2	$114.6	$105.2	$112.8
2004	$90.8	$99.7	$90.0	$103.8
Gross Profit:
2005	$76.0	$82.8	$76.0	$82.2
2004	$65.9	$72.9	$64.2	$73.6
Net Income (Loss):
2005	$13.7	$20.6	$14.9	$(75.4	)(1)
2004	$17.5	$9.8	$16.8	$18.9
Net Income (Loss) per share:
2005 Basic	$0.38	$0.57	$0.41	$(2.06)
2005 Diluted	$0.38	$0.56	$0.41	$(2.06)
2004 Basic	$0.50	$0.28	$0.47	$0.53
2004 Diluted	$0.49	$0.27	$0.47	$0.52

(1)—Included in net loss is $110.4 of Medicis merger termination fees and related merger expenses.

SCHEDULE II
INAMED CORPORATION AND SUBSIDIARIES
VALUATION ACCOUNTS
Years ended December 31, 2005, 2004, and 2003
(In millions)

	Beginning of			Ending of
	Period Balance	Additions	Deductions	Period Balance
Year ended December 31, 2005:
Allowance for returns(1)	$12.0	$136.2	$139.8	$8.4
Allowance for doubtful accounts(2)	6.1	2.0	2.4	5.7
Allowance for undelivered product(3)	0.4	1.2	1.1	0.5
Allowance for obsolescence(4)	1.3	1.0	0.6	1.7
Valuation allowance for deferred tax assets(5)	1.7	0.1	—	1.8
Year ended December 31, 2004:
Allowance for returns(1)	9.3	136.3	133.6	12.0
Allowance for doubtful accounts(2)	9.4	3.2	6.5	6.1
Allowance for undelivered product(3)	1.0	1.0	1.6	0.4
Allowance for obsolescence(4)	1.3	0.5	0.5	1.3
Valuation allowance for deferred tax assets(5)	1.1	0.6	—	1.7
Year ended December 31, 2003:
Allowance for returns(1)	7.0	115.9	113.6	9.3
Allowance for doubtful accounts(2)	3.9	7.3	1.8	9.4
Allowance for undelivered product(3)	0.6	0.9	0.5	1.0
Allowance for obsolescence(4)	6.9	4.5	10.1	1.3
Valuation allowance for deferred tax assets(5)	2.0	—	0.9	1.1

(1)	The additions to the allowance for returns represent estimates of returns based upon our historical returns experience. Deductions are the actual returns of products.

(2)	The additions to the allowance for doubtful accounts represent the estimates of our bad debt expense based upon the factors for which we evaluate the collectability of our accounts receivable. Deductions are the actual write offs of the receivables.

(3)	The additions to the allowance for undelivered product represent the increase in the reserve for non delivery of product at a period end. Deductions represent a decrease in the reserve for the delivery of the product prior to period end.

(4)	The additions to the allowance for obsolescence represent the estimated amounts of inventoried product, which we estimate will not be consumed or sold in a timely manner, and also includes amounts estimated for lower of cost or market adjustments. Deductions represent the write off or sell through of that inventory.

(5)	The additions to and deductions from the valuation allowance for deferred tax assets are primarily related to the Company’s ability to use its net operating loss carry-forwards to offset taxable income reported in certain jurisdictions.